EXHIBIT 99.1

FOR IMMEDIATE RELEASE: July 30, 2025

Orion S.A. announces upcoming CFO retirement

HOUSTON – Orion S.A. (NYSE: OEC), a global specialty chemicals company, announced today the upcoming retirement of Jeff Glajch, its Chief Financial Officer, who intends to step down early in the fourth quarter of 2025.

"On behalf of our entire organization, we thank Jeff for his guidance and valuable contributions to Orion over the past three and a half years", Orion CEO Corning Painter said. “Thanks to Jeff’s leadership, we have exceptional finance and IT teams in place, and we are well-positioned for future growth.”

A comprehensive search will be launched to identify a successor. To ensure a smooth transition, Mr. Glajch will continue to support Orion through the end of 2025.

About Orion S.A.

Orion S.A. (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability and add UV protection. Orion has four innovation centers and produces carbon black at 15 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit orioncarbons.com.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those related to our CFO transition, are statements of future expectations that are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include those factors detailed in our filings with the U.S. Securities and Exchange Commission. Additionally, new risk factors and uncertainties emerge from time to time and it is not possible to predict all risk factors and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information, other than as required by applicable law.

Contact:

Christopher Kapsch

Orion S.A.

Vice President of Investor Relations

christopher.kapsch@orioncarbons.com

Direct: +1 281-318-4413

William Foreman

Orion S.A.

Director of Corporate Communications and Government Affairs

william.foreman@orioncarbons.com

Direct: +1 832-445-3305

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